Exhibit 99.1

NEWS RELEASE

800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media contact:	Investor contact:
David Neurohr	Max Kuniansky
Director, External Communications	Executive Director, Investor Relations
Phone: (724) 838-6020	and Corporate Communications
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-mail: dneuroh@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com
FOR IMMEDIATE RELEASE
Allegheny Energy Announces Executive Appointment
GREENSBURG, Pa., May 22, 2009 — Allegheny Energy, Inc. (NYSE: AYE) today announced that Rodney L. Dickens will join the company as President of its electric delivery company, Allegheny Power, effective June 8, 2009.
Mr. Dickens will be responsible for Allegheny’s distribution, transmission and customer service functions. He comes to Allegheny after a 32-year career with Public Service Electric & Gas Company, headquartered in Newark, N.J., where he most recently served as Vice President, Asset Management & Centralized Services. Prior to that, he held a variety of leadership positions in PSE&G’s electric delivery business.
Mr. Dickens has served on the boards of several industry and community organizations, including the Electric Power Research Institute’s Research Advisory Council and the New Jersey Institute of Technology Board of Overseers.
“I am delighted to welcome Rodney to our senior management team. His expertise will be invaluable as we face the challenges of managing our distribution business, expanding our transmission system and implementing energy efficiency and conservation programs,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy.
Mr. Dickens holds a master’s degree in business administration from the Rutgers Graduate School of Management and a bachelor’s degree in electrical engineering from the New Jersey Institute of Technology. He is a registered professional engineer.
Allegheny Energy
Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned electric utility with total annual revenues of over $3 billion and more than 4,000 employees. The company owns and operates generating facilities and, under the name Allegheny Power, delivers low-cost, reliable electric service to 1.6 million customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.
-###-